SUBSIDIARIES OF THE REGISTRANT

Unrivaled Brands, Inc. is a holding company with the following subsidiaries:
•620 Dyer LLC, a California corporation ("Dyer");
•1815 Carnegie LLC, a California limited liability company ("Carnegie");
•Black Oak Gallery, a California corporation ("Black Oak");
•Blüm San Leandro, a California corporation ("Blum San Leandro");
•MediFarm, LLC, a Nevada limited liability company ("MediFarm");
•MediFarm I, LLC, a Nevada limited liability company ("MediFarm I");
•121 North Fourth Street, LLC, a Nevada limited liability company ("121 North Fourth");
•OneQor Technologies, Inc., a Delaware corporation ("OneQor");
•UMBRLA, Inc., a Nevada corporation ("UMBRLA");
•Halladay Holding, LLC ("Halladay");
•People's First Choice, LLC, a California limited liability company ("People's"); and
•Silverstreak Solutions, Inc, a California corporation ("Silverstreak").